Exhibit 99

DATE: July 25, 2006
CONTACT:	Donald V. Rhodes
	Chairman and Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES SECOND QUARTER 2006 EARNINGS

All share and per share amounts included within this release have been restated where appropriate to reflect the 5% stock dividend declared September 15, 2005 and distributed on October 14, 2005.

2ND QUARTER RESULTS

•	2nd Quarter earnings basically unchanged versus 2nd Quarter of last Year in spite of a declining margin and increased expenses related to investment in facilities and the hiring of key lenders.

•	The Company completed its acquisition of Western Washington Bancorp, Inc. and its wholly owned subsidiary, Washington State Bank, N.A. located in Federal Way on June 1, 2006.

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman and CEO of Heritage Financial Corporation (“Company”) today reported net income for the second quarter ended June 30, 2006 of $0.388 per diluted share compared with $0.393 per diluted share for the quarter ended June 30, 2005. Actual earnings for the second quarter ended June 30, 2006 were $2,535,000 compared to $2,497,000 for the second quarter in 2005, an increase of 1.5%.

Diluted earnings per share for the six months ended June 30, 2006 was $0.787 per diluted share down 1.1% compared with $0.796 per diluted share for the same period in 2005. Actual earnings for the six months ended June 30, 2006 were $5,100,000 compared to $5,060,000 for the six months ended June 30, 2005, an increase of 0.8%.

For the quarter ended June 30, 2006, return on average equity was 14.13% compared to 15.60% for the quarter ended June 30, 2005. The Company’s capital position remains strong at 9.09% of total assets as of June 30, 2006, up from 8.80% at June 30, 2005. Average equity for the quarter ended June 30, 2006 increased to $72.0 million from $64.2 million for the quarter ended June 30, 2005. For the six months ended June 30, 2006, the Company’s return on average equity was 14.65% compared to 16.04% for the six months ended June 30, 2005.

On June 1, 2006 the Company acquired Western Washington Bancorp (WWB) and its wholly owned subsidiary, Washington State Bank, N.A., in an acquisition accounted for under the purchase method of accounting. Washington State Bank, N.A. was merged into Heritage Bank effective on the acquisition date. The results of WWB have been included in the consolidated financial statements since that date. However, with a June 1 acquisition date, the impact on second quarter net income was minimal.

Mr. Rhodes stated, “The pattern of flat earnings noted in our first quarter earnings release continued in the second quarter. Major factors contributing to this pattern were a narrowing net interest margin and the investment made in facilities and key lenders associated with our new Sumner office and additions to our Pierce County business banking staff. We consider this expansion of facilities and people an important investment for future earnings growth. A second quarter highlight was the June 1st closing of our Western Washington Bancorp acquisition, which marks our entry into the south King County market and is consistent with the Company’s growth strategy.”

The Company’s total assets increased $106.3 million or 14.7% to $828.3 million at June 30, 2006 from $722.0 million at June 30, 2005. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $97.1 million or 15.8%, to $712.4 million at June 30, 2006 from $615.3 million at June 30, 2005. Of the total increase in net loans, $44.3 million is attributable to the acquisition of Washington State Bank and $52.8 million represented organic growth of 8.6%. Since December 31, 2005 net loans have increased $68.8 million or 10.7%. Deposits increased $96.7 million, or 15.8%, to $708.7 million at June 30, 2006 from $612.0 million at June 30, 2005. Of the total increase in deposits, $43.6 million is attributable to the acquisition of Washington State Bank and $53.1 million represented organic growth of 8.7%. Since December 31, 2005 deposits have increased $72.2 million or 11.3%.

Net interest income before provision for loan loss was $8,784,000 for the quarter ended June 30, 2006 compared to $8,383,000 for the quarter ended June 30, 2005, an increase of 4.8%. For the six months ended June 30, 2006, net interest income before provision for loan loss was $17,269,000 compared to $16,706,000 for the six months ended June 30, 2005, an increase of 3.4%.

The net interest margin (net interest income divided by average earning assets) was 4.83% for the quarter ended June 30, 2006 compared to 5.09% for the quarter ended June 30, 2005. The Company’s margin, while lower, continues to be strong. Management anticipates that maintaining a strong margin will be challenging as the competition for deposits in our market has increased and the yield curve is essentially flat.

Asset quality remains strong. Nonperforming assets at June 30, 2006 were $2,828,000, or 0.34% of total assets, an increase of $2,342,000 from $488,000, or 0.07% of total assets, at June 30, 2005 and an increase of $1,621,000 from $1,207,000, or 0.16% of total assets, at December 31, 2005. The second quarter increase in nonperfoming assets is primarily due to the addition of two loans—one loan that management is in the process of evaluating and one loan that management considers adequately collateralized and therefore does not expect a loss at this time.

The loan loss provision in the second quarter of 2006 of $100,000 was down $110,000 from $210,000 in the second quarter of last year. The Company had net recoveries in the second quarter of 2006 of $137,000 versus net recoveries of $32,500 in the second quarter of 2005 and net recoveries of $256,000 for the first six months of this year versus net charge offs of $557,000 for the same period last year. Loan loss reserves as a percent of total loans increased to 1.35% at June 30, 2006 from 1.30% at June 30, 2005. Based on our assessment of loan quality, the Company believes that its reserve for loan losses is at an appropriate level under current economic conditions and given the level of net recoveries so far this year.

Noninterest income was $1,917,000 for the quarter ended June 30, 2006 compared to $1,629,000 for the quarter ended June 30, 2005, an increase of 17.7%. For the six months ended June 30, 2006, noninterest income was $3,688,000 compared to $3,106,000 for the same period in 2005, an increase of 18.7%. The increases for both the three and six month periods are the result of increased Service Charges on Deposits, increased Merchant Visa income and brokered mortgage banking income.

Brian Vance, President of Heritage Financial Corporation and President and Chief Executive Officer of Heritage Bank, noted, “We continue to successfully execute our announced strategies for growth and a focus on business relationships. Executing these strategies has created higher expenses in the short term associated with our investment in new branches and new commercial lenders and narrower initial spreads on our Commercial and Industrial (C&I) lending. However, we are confident that our C&I lending focus will generate favorable deposit relationships and improve our ability to manage our interest rate risk. Additionally, some of our fixed rate commercial real estate loans continue to pay off as borrowers refinance with other institutions, including non-banks, at 10 year fixed rates. To be consistent with our strategies, we have chosen not to compete for that business. All of this, coupled with a persistently flat yield curve, has resulted in an eroding margin.” Mr. Vance added, “We do believe that our strategies are positively positioning the company for the future.”

Noninterest expense was $6,816,000 for the quarter ended June 30, 2006 compared to $6,100,000 for the quarter ended June 30, 2005, an increase of $716,000, or 11.7%. For the six months ended June 30, 2006, noninterest expense was $13,100,000 compared to $11,927,000 for the same period in 2005, an increase of 9.8%. The Company’s efficiency ratio increased to 63.69% for the quarter ended June 30, 2006 from 60.93% for the quarter ended June 30, 2005 and increased to 62.51% for the six months ended June 30, 2006 from 60.20% for the six months ended June 30, 2005. The second quarter increases in noninterest expense and the efficiency ratio were primarily due to the company’s investment in new loan officer hires in last half of 2005 and first half of 2006, additional personnel associated with the new branch in Sumner and the acquisition of Western Washington Bancorp. These factors together accounted for approximately $320,00 in increased personnel expenses compared to the same period last year. In addition, the new accounting pronouncement related to stock option compensation adopted on January 1, 2006 added $81,000 to personnel expense in the second quarter of this year versus last year.

On January 25, 2006, the Company announced that the Board of Directors had authorized an eighteen-month extension to its eighth share buyback program to purchase and retire an additional five percent (5%) of the Company’s outstanding shares, or approximately 310,000 shares. At June 30, 2006, approximately 222,000 shares remain to be purchased under the eighth program. During the quarter ended June 30, 2006, our repurchase activity continued to be light with the Company purchasing only 367 shares, in privately negotiated transactions, at an average price of $24.50. Through June 30, 2006, Heritage has repurchased 5,935,505 shares, or approximately 52.1% of the total shares outstanding as of March 31, 1999, at an average price of $12.15.

On June 20, 2006, the Company’s Board of Directors declared a dividend of 20.0 cents per share payable on July 31, 2006 to shareholders of record on July 17, 2006, an increase of 0.5 cents from the prior quarter’s dividend of 19.5 cents per share. This is the thirty-fourth consecutive quarterly dividend to be paid and the thirty-third consecutive quarterly increase of .5 cents.

Heritage Chairman and CEO, Donald V. Rhodes is scheduled to present at the Keefe Bruyette & Woods 2006 Honor Roll & Seventh Annual Community Bank Investor Conference, taking place at the Waldorf-Astoria Hotel in New York on August 1st and 2nd.

Mr. Rhodes is scheduled to present on Wednesday, August 2nd at 11:00 a.m. EDT. There will be a live web cast including audio and presentation slides. Interested parties can access the presentation online through the Keefe Bruyette & Woods website - www.kbw.com. A replay of the web cast will be archived on the website for approximately sixty days after the conference.

The Company will hold a telephone conference call to discuss this earnings release on July 26, 2006 at 9:15 am PDT. To access the call, please dial (877) 209-0397 a few minutes prior to 9:15 am PDT. The call will be available for replay for ten days by dialing (800) 475-6701 — access code 835637.

Heritage Financial Corporation is an $825 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, Mason and south King Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	June 30, 2006	December 31, 2005	June 30, 2005
Loans held for sale	$474	$263	$770
Loans receivable	722,111	652,034	623,379
Allowance for loan losses	(9,742)	(8,496)	(8,113)

Net loans	712,369	643,538	615,266
Fed funds sold	—	—	—
Investments and interest earning deposits	47,563	48,852	49,727
Goodwill and other intangible assets	13,881	6,640	6,640
Other assets	54,022	51,859	49,606

Total assets	$828,309	$751,152	$722,009

Deposits	$708,701	$636,504	$612,000
Borrowings	35,755	39,900	38,550
Other liabilities	8,522	8,628	8,012
Stockholders’ equity	75,331	66,120	63,447

Total liabilities and equity	$828,309	$751,152	$722,009

Other Data
At period end:
Nonaccrual loans	$2,603	$836	$488
Real estate owned	225	371	—

Nonperforming assets	$2,828	$1,207	$488
Allowance for loan losses to:
Loans	1.35%	1.30%	1.30%
Nonperforming loans	374.28%	1,016.27%	1,662.41%
Nonperforming assets to total assets	0.34%	0.16%	0.07%
Equity to assets ratio	9.09%	8.80%	8.79%
Book value per share	$11.48	$10.57	$10.16
Tangible book value per share	$9.36	$9.51	$9.09

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest income	$13,412	$11,101	$25,782	$21,728
Interest expense	4,628	2,718	8,513	5,022

Net interest income	8,784	8,383	17,269	16,706
Provision for loan losses	100	210	240	375
Noninterest income	1,917	1,629	3,688	3,106
Noninterest expense	6,816	6,100	13,100	11,927

Income before income taxes	3,785	3,702	7,617	7,510
Federal income tax	1,250	1,205	2,517	2,450

Net income	$2,535	$2,497	$5,100	$5,060

Earnings per share:
Basic	$0.401	$0.403	$0.814	$0.817
Diluted	$0.388	$0.393	$0.787	$0.796
Performance Ratios (1):
Net interest margin	4.83%	5.09%	4.89%	5.13%
Efficiency ratio (2)	63.69%	60.93%	62.51%	60.20%
Return on average assets	1.30%	1.41%	1.35%	1.45%
Return on average equity	14.13%	15.60%	14.65%	16.04%

Weighted Average Common Shares Outstanding:
Basic	6,319,886	6,192,240	6,261,762	6,195,504
Diluted	6,537,234	6,351,990	6,483,607	6,356,509

(1)	Ratios are calculated on an annualized basis.

(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.